Sensient Technologies Corporation Earnings Release — Year ended December 31, 2005 February 13, 2006
FOR IMMEDIATE RELEASE
Contact:      Dick Hobbs
  (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Year Ended December 31, 2005
     MILWAUKEE—February 13, 2006 — Sensient Technologies Corporation (NYSE: SXT) today reported year-end and fourth quarter results for 2005. Although the fourth quarter results had a restructuring charge as well as many unanticipated costs, the Company has repositioned itself and emphasizes that 2006 is still expected to be a good year.
     Sensient Technologies posted annual revenue of $1.024 billion for the 2005 calendar year compared to 2004 revenue of $1.047 billion. Diluted earnings per share equaled 94 cents for the year ended December 31, 2005. This includes restructuring and other charges of 21 cents per share in the fourth quarter as well as a previously disclosed expense of six cents per share, reported in the first quarter, related to a customer arbitration. Both of these items are recorded in the “Corporate and Other” segment. Without these charges, 2005 diluted earnings per share would have been $1.21. Diluted earnings per share in the prior year were $1.58. The year-to-year comparison was also affected by the loss of a major inkjet ink customer at the end of 2004, which had accounted for $47.5 million in annual sales.
     For the fourth quarter ended December 31, 2005, revenue was $252.9 million compared to $272.3 million for the same period in 2004. The prior year’s comparable period included $17.3 million of inkjet ink revenue that was lost at the end of 2004. In addition, 2005 fourth quarter revenue was reduced by $6.3 million due to foreign currency translation.
     Fourth quarter 2005 diluted earnings per share were three cents. This includes restructuring and other charges of $12.8 million ($9.8 million after taxes, or 21 cents per
- MORE -

Sensient Technologies Corporation Earnings Release — Year ended December 31, 2005 February 13, 2006 share), primarily related to the company’s previously disclosed cost reduction program. Without the charges, fourth quarter 2005 diluted earnings per share would have been 24 cents. Diluted earnings per share for the prior year’s fourth quarter were 41 cents. Earnings for the fourth quarter of 2005 included tax benefits of one cent per share. Results for the comparable period in 2004 included tax benefits of approximately five cents per share.
     “We maintained, and in many cases grew, our market share in major markets, although raw material and energy costs affected our 2005 results. We closed two high-cost inkjet ink plants and consolidated their operations into more cost-effective plants,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “Now, we have repositioned the Company for higher sales and more cost-effective operations. We expect the Company to deliver greater earnings growth in 2006.”
BUSINESS REVIEW
     Flavors & Fragrances Group revenue increased 3.4% to $670.6 million for the year ended December 31, 2005, compared to $648.3 million in the prior year. Operating income for the year was $82.5 million compared to $84.8 million in 2004. Revenue for the fourth quarter of 2005 was up 2.0% to $169.1 million from $165.8 million in the prior year. Fourth quarter operating profit rose 3.2% to $18.9 million versus $18.3 million in the fourth quarter of 2004.
     Sales growth of traditional flavors in North America and Asia boosted quarterly revenues for the Flavors & Fragrances Group, but was offset by unfavorable foreign exchange rates. Sales of dehydrated flavors also grew in the quarter.
     Color Group revenue for the year ended December 31, 2005, equaled $339.9 million compared to $383.8 million in the prior year. Operating income for 2005 was $54.2 million
- MORE -

Sensient Technologies Corporation
Earnings Release — Year ended December 31, 2005
February 13, 2006
versus $68.0 million in the prior year, due primarily to the loss of a major inkjet ink customer and higher raw material and energy costs. For fourth quarter 2005, revenue and operating income were $78.6 million and $11.6 million, respectively.
     Despite cost pressures, profits from food and beverage color product lines were up for the year, reflecting a strong competitive position and an ongoing focus on controlling costs. Additional cost reductions announced at the end of 2005 are expected to increase the Group’s operating profit during 2006.
2006 OUTLOOK
     Sensient repositioned itself in 2005 and expects diluted earnings per share to be between $1.33 and $1.38 in 2006. This guidance reflects an estimated expense of approximately three cents per share as a result of the implementation of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment,” which the company will adopt in the first quarter of 2006.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2005 financial results at 10:00 a.m. Central Standard Time (CST) on Monday, February 13, 2006. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CST on February 13, 2006, through midnight on February 20, 2006, by calling (706) 645-9291 and referring to passcode 5066636. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.
- MORE -

Sensient Technologies Corporation
Earnings Release — Year ended December 31, 2005
February 13, 2006
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended September 30, 2005. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
- MORE -

Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
Consolidated Statements of Earnings	2005	2004	% Change	2005	2004	% Change
Revenue	$252,887	$272,314	(7.1)	$1,023,930	$1,047,133	(2.2)

Cost of products sold (includes restructuring charges of $4,340 in 2005)	187,266	192,101	(2.5)	731,253	734,596	(0.5)
Selling and administrative expenses	45,912	49,946	(8.1)	189,998	183,381	3.6
Restructuring and other charges	8,465	—		8,465	—

Operating income	11,244	30,267	(62.9)	94,214	129,156	(27.1)
Interest expense	9,291	8,291		35,737	31,265

Earnings before income taxes	1,953	21,976	(91.1)	58,477	97,891	(40.3)
Income taxes	580	2,859		14,282	23,973

Net earnings	$1,373	$19,117	(92.8)	$44,195	$73,918	(40.2)

Earnings per common share:
Basic	$0.03	$0.41	(92.7)	$0.95	$1.59	(40.3)

Diluted	$0.03	$0.41	(92.7)	$0.94	$1.58	(40.5)

Average common shares outstanding:
Basic	46,486	46,675	(0.4)	46,746	46,562	0.4

Diluted	46,749	47,094	(0.7)	47,067	46,877	0.4

Results by Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
Revenue

Flavors and Fragrances	$169,083	$165,812	2.0	$670,594	$648,265	3.4
Color	78,649	101,696	(22.7)	339,939	383,798	(11.4)
Corporate and other	10,761	10,919	(1.4)	41,526	39,821	4.3
Intersegment elimination	(5,606)	(6,113)	(8.3)	(28,129)	(24,751)	13.6

Continuing Operations	$252,887	$272,314	(7.1)	$1,023,930	$1,047,133	(2.2)

Operating Income	2005	2004	% Change	2005	2004	% Change

Flavors and Fragrances	$18,906	$18,316	3.2	$82,473	$84,812	(2.8)
Color	11,604	17,605	(34.1)	54,197	67,991	(20.3)
Corporate and other	(19,266)	(5,654)		(42,456)	(23,647)

Continuing Operations	$11,244	$30,267	(62.9)	$94,214	$129,156	(27.1)

- MORE -

Sensient Technologies Corporation
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets December 31,	2005	2004
Current assets	$520,344	$536,244
Intangibles (net)	435,165	470,331
Property, plant and equipment (net)	379,380	415,651
Other assets	63,384	66,352

Total Assets	$1,398,273	$1,488,578

Current liabilities	$442,087	$255,225
Long-term debt	283,123	525,153
Accrued employee and retiree benefits	41,980	34,571
Other liabilities	8,855	14,931
Shareholders’ equity	622,228	658,698

Total Liabilities and Shareholders’ Equity	$1,398,273	$1,488,578

Consolidated Statements of Cash Flows Twelve Months Ended December 31,	2005	2004
Net cash provided by operating activities	$110,290	$125,732

Cash flows from investing activities:
Acquisition of property, plant and equipment	(36,102)	(49,845)
Proceeds from sale of assets	1,101	2,016
Decrease in other assets	1,033	3,065

Net cash used in investing activities	(33,968)	(44,764)

Cash flows from financing activities:
Proceeds from additional borrowings	80,652	199,760
Debt and capital lease payments	(109,163)	(259,420)
Purchase of treasury stock	(18,005)	—
Dividends paid	(28,275)	(28,096)
Proceeds from options exercised and other equity transactions	3,629	4,213

Net cash used in financing activities	(71,162)	(83,543)

Effect of exchange rate changes on cash and cash equivalents	(335)	1,568

Net increase (decrease) in cash and cash equivalents	4,825	(1,007)
Cash and cash equivalents at beginning of year	2,243	3,250

Cash and cash equivalents at end of year	$7,068	$2,243

Supplemental Information Twelve Months Ended December 31,	2005	2004
Depreciation and amortization	$46,769	$46,243

Dividends per share	$0.60	$0.60

	Three Months Ended	Twelve Months Ended
Reconciliation of Non-GAAP Disclosures	December 31, 2005	December 31, 2005
Diluted earnings per common share	$0.03	$0.94
Impact of restructuring and other charges	0.21	0.21
Impact of customer arbitration charge	—	0.06

Diluted earnings per common share without these charges	$0.24	$1.21

# # #